                                                                  EXHIBIT 99.163

[CALIFORNIA ISO LOGO]                     California Independent System Operator
                                                            151 Blue Ravine Road
                                                                Folsom, CA 95630

November 19, 1997




Mr. Chuck Bell
Perot Systems
12377 Merit Drive, Ste. 1100
Dallas, Texas 75251

Dear Chuck:

Many thanks again for your quick and positive reaction in attending the ISO/Alliance Executive Committee meeting on November 13. This letter will confirm the main points we covered.

First, let me indicate how pleased we have been with the last several weeks' progress. As I indicated, the consensus at our internal contingency planning meeting on November 7th was that we should go for full system operation on January 1, 1998. We believe if we can maintain the pace and accomplishment you have shown in the three to four weeks prior to that date, we stand a reasonable chance of being successful.

Secondly, as I also indicated, we briefed the Board in some detail at the monthly meeting on November 12. While we have pulled no punches, indicating the basis for our conclusions as well as the downside risks. The Board consensus was that we should assure ourselves as we proceed that once up and running, the operation thereafter should not have to go down.

The FERC CEO certification requirement in the October Order speaks for itself. The CEOs of the principally-involved organizations are required to provide certification based on system grid reliability as a predicate to the start-up of the system. As I mentioned, this requirement may impose a requirement that the readiness and viability of the system be visible at an earlier date than we might have planned. Obviously this additional requirement does not change the standards we must meet to put the system online, but will involve a wider sharing of the startup standards and their fulfillment prior to operational start-up.

Your responses to my concerns about resources were encouraging. I must reiterate that we have been concerned for some time about the adequacy of Project resources. We will watch closely for confirmation of your renewed commitment in those regards. Particularly, the deadline for the software drop on November 21-23 must be reversed, since this deadline is directly on the critical path to January 1, 1998 success. I believe this was clear in the staff meeting following our telephone call on Thursday the 17th and in the memo that summarized the conclusion of that meeting. As I indicated, if ISO has additional resources that can be put to the team task, please advise. If we can shift personnel to the most critical areas from areas where an available person can backfill without slipping, we should move now. Obviously, if there are individuals not presently on the team who can or should be made available, time is the critical factor. I particularly appreciate ABB's situation and hope the results of your internal meeting will provide us with further assurances.

We spoke about the requirement of a Rapid Response Team to be available on and after January 1, 1998 to assure reliable initial operation and to complete the "settling in" of the system. We will be discussing this further in our up-coming ISO/Alliance Executive Committee meeting which will take place here in Folsom on November 2Oth. Also at that meeting we should proceed with the contingency planning I outlined at the November l7th teleconference. Should we not meet the deadline, we will need to assure that we have a very clear picture of our situation as it then exists, so that we can accurately forecast when the start can be made. Again, your immediate response was gratifying, but we will need to particularize dates and resources at the Thursday meeting.

Again, I see us in the home sketch with gathering momentum. Thank you again for that and for your attendance and inputs last Thursday. I look forward to our next session this Thursday.


Sincerely,

/s/ TERRY M. WINTER

Terry M. Winter
Chief Operating Officer
California Independent Systems Operator




TW/co